Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of December 7, 2021, is made by and among Oaktree Acquisition Holdings II, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”), Oaktree Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), and Alvotech Lux Holdings S.A.S., a simplified joint stock company (société par actions simplifiée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Company Register (Registre de Commerce et des Sociétés, Luxembourg) under number B258884 (“TopCo”). Sponsor, Parent and TopCo shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Parent, TopCo and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement, pursuant to which, among other things (a) the Sponsor will agree to vote, at any duly called meeting of the shareholders of Parent, in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the First Merger), (b) the Sponsor will agree not to effect any sale or distribution of any Parent Class B Shares or Parent Warrants during the period described herein, (c) the Sponsor will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Class B Shares, and (d) the Sponsor will agree to, immediately after the First Merger, subject 1,250,000 Sponsor Shares held by Sponsor as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares, to certain transfer restrictions and vesting and Buyback (as defined below) conditions, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Sponsor, by this Agreement, with respect to its Parent Class B Shares, hereby agrees to vote at any duly called meeting of the shareholders of Parent (or any adjournment or postponement thereof), and in any action by resolution of the shareholders of Parent, all of Sponsor’s Parent Class B Shares in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.

2. Lockup.

(a) The Sponsor agrees that the Sponsor Shares and the Sponsor Warrants (collectively, the “Sponsor Securities”) may not be transferred, assigned or sold (except to the extent set forth in Section 2(b)) (the “Lockup”) until the earliest to occur: (i) the termination of the Business Combination Agreement in accordance with its terms and (ii) the Closing Date.

(b) Notwithstanding the provisions set forth in Section 2(a), transfers, assignments and sales by the Sponsor of the Sponsor Securities are permitted (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the applicable Sponsor Securities were originally purchased; (vi) by virtue of the Sponsor’s governing documents upon the winding up and subsequent liquidation or dissolution of the Sponsor; (vii) to Parent for no value for cancellation in connection with the consummation of the transactions contemplated by the Business Combination Agreement; (viii) in the event of Parent’s liquidation prior to the completion of the transactions contemplated by the Business Combination Agreement; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo’s shareholders having the right to exchange their Parent Class A Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by the Business Combination Agreement; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein. For the avoidance of doubt, transfers of Sponsor Securities issued or issuable upon the exercise of the Sponsor Warrants or conversion of the Sponsor Securities shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers; provided, that, for the avoidance of doubt, the obligations of the Sponsor hereunder shall be deemed to be satisfied by the existence of any stop order and restrictions currently existing on the Sponsor Securities.

3. Waiver of Anti-dilution Protection. The Sponsor hereby, subject to and conditioned upon the occurrence of the Closing, waives (for itself and for its successors and assigns) to the fullest extent of the law and the Amended and Restated Memorandum and Articles of Association of Parent, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Parent Class B Shares held by it convert into TopCo Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement.

4. Deferral of Sponsor Shares. Subject to and conditioned upon the occurrence of the Closing, immediately following the First Merger Effective Time, 1,250,000 Sponsor Shares held by Sponsor as of immediately prior to the First Merger Effective Time, which will have been exchanged for TopCo Ordinary Shares (the “Deferred Sponsor Shares”) pursuant to the First Merger, shall become unvested and shall be subject to the following transfer restrictions and vesting and buyback provisions:

(a) If, at any time during the five (5) years following the Closing (the “Vesting Period”), the TopCo Ordinary Share Price is at or above a VWAP of $12.50 per share for any ten (10) trading days within any twenty (20) trading day period, one-half (1/2) of the Deferred Sponsor Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in Section 4(c) and Section 4(d), respectively.

(b) If, at any time during the Vesting Period, the TopCo Ordinary Share Price is at or above a VWAP of $15.00 per share for any ten (10) trading days within any twenty (20) trading day period, all remaining unvested Deferred Sponsor Shares shall immediately vest and no longer be subject to the Buyback and the transfer restrictions provided for in Section 4(c) and Section 4(d), respectively.

(c) The Sponsor and TopCo hereby agree that, the Deferred Sponsor Shares that do not vest in accordance with Section 4(a) and Section 4(b) during the Vesting Period are transferred back to TopCo for a consideration equal to their nominal value, payable on such date, and shall be cancelled as soon as practicable by TopCo and without any encumbrance, third party right, further right, obligation or liability of any kind or nature on the part of Parent, TopCo or the Sponsor or any otherparty (the “Buyback”). If, between the date of this Agreement and the Closing, the outstanding Sponsor Shares shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event shall have occurred (including any of the foregoing in connection with the First Merger), then the number of Deferred Sponsor Shares to become unvested and subject to the transfer restrictions and vesting and Buyback provisions set forth herein, will be equitably adjusted to reflect such change. The Sponsor and TopCo agree and undertake to enter into a confirmatory agreement in respect of the transfer of the relevant Deferred Sponsor Shares at such time.

(d) Subject to the limitations contemplated herein, the Sponsor shall be entitled to the voting and dividend rights generally granted to holders of TopCo Ordinary Shares with regard to the Deferred Sponsor Shares; provided that the Deferred Sponsor Shares shall not entitle the Sponsor, without limiting Section 4(e), to any consideration in connection with any sale or other similar transaction and may not be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Sponsor or be subject to execution, attachment or similar process without the consent of TopCo, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Deferred Sponsor Shares shall be null and void; provided, that, notwithstanding the foreging, transfers, assignments and sales by the Sponsor of the Deferred Sponsor Shares are permitted (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the applicable Deferred Sponsor Shares were originally purchased; (vi) by virtue of the Sponsor’s organizational documents upon the winding up and subsequent liquidation or dissolution of the Sponsor; (vii) to Parent for no value for cancellation in connection with the consummation of the transactions contemplated by the Business Combination Agreement; (viii) in the event of Parent’s liquidation prior to the completion of the transactions contemplated by the Business Combination Agreement; or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of TopCo’s shareholders having the right to exchange their Parent Class A Shares for cash, securities or other property subsequent to the completion of the transactions contemplated by the Business Combination Agreement; provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein. For the avoidance of doubt, transfers of the Deferred Sponsor Shares issuable in accordance with this Section 4 shall be permitted regardless of whether a filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made with respect to such transfers.

(e) In the event that there is a Company Sale after the Closing and during the Vesting Period that will result in the holders of TopCo Ordinary Shares receiving a Company Sale Price equal to or in excess of the applicable price per share set forth set forth in Section 4(a) and Section 4(b), then immediately prior to the consummation of the Company Sale any such vesting of Deferred Sponsor Shares set forth herein that has not previously occurred shall be deemed to have occurred and the holders of such Deferred Sponsor Shares shall be eligible to participate in such Company Sale.

(f) Sponsor will promptly inform TopCo of any elections made by Sponsor under Section 83(b) of the Code in connection with the Closing with respect to Deferred Sponsor Shares held by Sponsor.

(g) “Beneficially Own” and correlative terms such as “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.

(h) “Company Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of TopCo or (ii) a sale or disposition of all or substantially all of the assets of TopCo and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of TopCo (or any successor to TopCo) immediately following the closing of such transaction (or series of related transactions) being Beneficially Owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the Beneficial Owners, respectively, of at least 50% of the Equity Securities of TopCo immediately prior to such transaction (or series of related transactions).

(i) “Company Sale Price” means the price per share for one (1) TopCo Ordinary Share in a Company Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (i) with respect to any securities: (A) the VWAP over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if at any time the securities are not listed on any securities exchange or quoted on Nasdaq or the over-the-counter market, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (ii) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

(j) “TopCo Ordinary Share Price” means the closing sale price per share of TopCo Ordinary Shares on Nasdaq (or successor U.S. exchange) reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

(k) “VWAP” means the volume weighted average price of TopCo Ordinary Shares as defined by the industry standard.

5. Termination. This Agreement shall terminate, and have no further force and effect, if the Business Combination Agreement is validly terminated in accordance with its terms prior to the Closing.

6. Incorporation by Reference. Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Constructions; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial), and 9.17 (Remedies) of the Business Combination Agreement apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

OAKTREE ACQUISITION HOLDINGS II, L.P. By: Oaktree Acquisition Holdings II GP, Ltd. By: Oaktree Capital Management, L.P., its sole director

By:	/s/ Brian Price
Name: Brian Price
Title: Senior Vice President

By:	/s/ Maria Attar
Name: Maria Attar
Title: Vice President

OAKTREE ACQUISITION CORP. II

By:	/s/ Zaid Pardesi
Name: Zaid Pardesi
Title: Chief Financial Officer and Head of M&A

ALVOTECH LUX HOLDINGS S.A.S.

By:	/s/ Tanya Zharov
Name: Tanya Zharov
Title: Chairman and Director

[Signature Page to Sponsor Letter Agreement]